Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS ADJUSTED BOOK VALUE PER SHARE OF $665

HAMILTON, Bermuda (February 10, 2015) - White Mountains Insurance Group, Ltd. (NYSE: WTM) reported an adjusted book value per share of $665 at December 31, 2014, basically flat for the quarter and up 3.6% for the year, including dividends.

Ray Barrette, Chairman and CEO, commented, “We had a mixed year, growing ABVPS only 4% while making progress on many fronts. Foreign currency exchange losses cost us $15 per share, or roughly 2 points of ABVPS growth, despite reducing our foreign currency exposures to the lowest levels allowed by regulatory capital requirements. OneBeacon closed the runoff sale on December 23, after two years of regulatory review.  The final amount of $101 million in surplus notes is higher than we had hoped for, and we took a $36 million pre-tax haircut on the notes to reflect the expected delays in payments of principal and interest.  We strengthened OneBeacon’s reserves at year-end to address the recent trend of large claim emergence in a few areas in order to put it behind us. OneBeacon reported a 102% combined ratio for the year and growth in book value per share, including dividends, of only 2%.  These major steps put the ‘new’ OneBeacon on a clear path to success with a clean balance sheet, profitable, growing businesses, and a deep management team.”

Barrette continued, “Sirius Group had another excellent year, growing its adjusted book value per share by 13% in local currencies (8% in U.S. dollars) with a 76% combined ratio that reflected light catastrophes, good underwriting around the globe and favorable reserve developments.  January 1, 2015 renewals were tough but we held our own, growing the book about 2% at good expected margins. It pays to have a long history of deep relationships with cedants.  BAM insured $8 billion of municipal bond par, achieving a roughly 50% market share of insured deals, but at much lower margins than expected.  Symetra had a good year, increasing book value per share by 10% on an operating basis. Our total return on investments for the year was 3.8% in local currencies, a decent absolute result but below most external benchmarks.  Foreign exchange rates brought that return down to 1.9%. Life Re lost ‘only’ $9 million, as its run rate is lower with liabilities meaningfully out of the money.  The whole book runs off by June 2016.  Our new insurance services businesses are doing well but had little impact on our 2014 GAAP results.  WOBI is fantastic, QuoteLab is building quickly with free cash flow, and Tranzact is growing profitably on many fronts.  We should get regulatory approvals to close the PassportCard deal soon. Demand for that product around the world is strong.  Between our investments in insurance services and share repurchases, we deployed almost $400 million of capital in 2014.  This still leaves us with over half a billion dollars to deploy in high return opportunities in 2015 and beyond.”

Adjusted comprehensive loss was $7 million in the fourth quarter of 2014 and adjusted comprehensive net income was $136 million in the year, compared to adjusted comprehensive net income of $128 million and $340 million in the fourth quarter and year ended December 31, 2013. Net income attributable to common shareholders was $70 million and $313 million in the fourth quarter and year ended December 31, 2014, compared to $118 million and $322 million in the fourth quarter and year ended December 31, 2013.

OneBeacon

OneBeacon’s book value per share including dividends decreased 4.4% for the fourth quarter of 2014 and increased 2.2% for the full year 2014. OneBeacon’s GAAP combined ratio was 123% for the fourth quarter of 2014 compared to 91% for the fourth quarter of last year, while the GAAP combined ratio was 102% for 2014 compared to 92% for last year. Unfavorable loss reserve development contributed 25 points and 8 points for the fourth quarter and full year 2014, compared to no net development for the comparable periods of 2013.

During the fourth quarter of 2014, OneBeacon enhanced its actuarial and claim analysis of its ongoing specialty loss reserves. As a result of this analysis, OneBeacon increased its loss reserves by $109 million ($71 million after tax), including $75 million related to prior accident years. Partially offsetting the loss reserve adjustment in the quarter was a $28 million pre-tax decrease in OneBeacon’s incentive compensation expense accrual. Fourth quarter results also include a $12 million after-tax loss in discontinued operations, driven primarily by the fair value adjustment on the surplus notes issued to OneBeacon by the entities that were sold upon the closing of the runoff business, and a $12 million after-tax comprehensive loss from the annual remeasurement of OneBeacon’s legacy pension plan.

Mike Miller, CEO of OneBeacon, said, “We are pleased to have closed the sale of the runoff business. This is a big milestone for the company. On the other hand, I am disappointed by our 102% combined ratio and 2% growth in book value for the year. We took a large reserve increase that was driven by large claims and adverse developments mostly in professional lines, especially lawyers’ liability claims. We put that book into runoff and sold its renewal rights in the fourth quarter. I believe this is behind us. It's unfortunate these developments overshadowed the outstanding results delivered by most of our business segments.”

Miller continued, “The transformation of OneBeacon to a pure specialty company is complete.  After reviewing the company’s clean balance sheet, free of legacy liabilities, its strong capital position and the profitability of its underwriting operations, we intend to maintain the dividend at its current level.  Welcome to the ‘new’ OneBeacon.”

Net written premiums were $264 million for the fourth quarter of 2014, an increase of 1% from the fourth quarter of 2013. Through the full year 2014, net written premiums were $1.2 billion, an increase of 12% compared to the same period last year, which included an $80 million increase in net written premiums related to the newer businesses, Crop, Programs and Surety.

Sirius Group

Sirius Group’s GAAP combined ratio was 72% for the fourth quarter of 2014 compared to 80% for the fourth quarter of last year, while the GAAP combined ratio was 76% for 2014 compared to 82% for last year. The fourth quarter of 2014 included 14 points ($30 million) of catastrophe losses, including $18 million from flooding in the Jammu and Kashmir regions in India and $8 million from Cyclone Hudhud in eastern India and Nepal, compared to 8 points ($17 million) of catastrophe losses in the fourth quarter of last year. The combined ratio for 2014 included 7 points ($59 million) of catastrophe losses compared to 10 points ($85 million) last year. Favorable loss reserve development was 29 points ($63 million) and 11 points ($98 million) for the fourth quarter and the full year 2014, primarily due to reductions in property loss reserves, including reductions for prior period catastrophe losses, compared to 10 points ($23 million) and 6 points ($48 million) in the fourth quarter and full year 2013.

Allan Waters, CEO of Sirius Group, said, “Sirius Group had a strong 2014, posting a 76% combined ratio. We benefited from a relatively benign year for catastrophe losses and substantial prior period reserve releases. This reflects our well-diversified global portfolio and prudent reserving philosophy. Sirius Group's adjusted book value per share grew 8% in 2014 (13% in local currencies). January 1, 2015 renewals continued the soft market trend. However, our long-standing, rock-solid market relationships served us well as January 1st written premiums increased 2% in local currencies from the prior year’s amount.”

Gross written premiums increased 7% to $185 million and net written premiums increased 2% to $144 million in the fourth quarter of 2014, primarily reflecting increases in the accident and health line, somewhat offset by a decrease in trade credit business. Gross and net written premiums of $1,137 million and $883 million in 2014 grew slightly when compared to last year, as increases in the accident and health, other property and aviation lines were offset by decreases in property catastrophe excess and trade credit business.

HG Global/BAM

In the fourth quarter of 2014, BAM insured $2.5 billion of municipal bonds, $2.4 billion of which were in the primary market, up 56% from the fourth quarter of last year.  For the year ended December 31, 2014, BAM insured $7.8 billion of municipal bonds, $7.4 billion of which were in the primary market, up 66% from last year. As of December 31, 2014, BAM’s total claims paying resources were $581 million on total insured par of $12.4 billion.

HG Global reported pre-tax income of $5 million and $18 million in the fourth quarter and year ended December 31, 2014 compared to pre-tax income of $10 million and $38 million in the fourth quarter and year ended December 31, 2013. The decrease in both periods was driven by lower interest income on the BAM surplus notes. White Mountains reported $11 million and $41 million of GAAP pre-tax losses relating to BAM in the fourth quarter and year ended December 31, 2014 compared to GAAP pre-tax losses of $18 million and $79 million in the fourth quarter and year ended December 31, 2013.  Lower interest accruals on the surplus notes led to lower losses in both periods, while better results from BAM’s investment portfolio also contributed to the year-over-year improvement. BAM’s affairs are managed on a statutory accounting basis, and it does not report stand-alone GAAP financial results. BAM’s statutory net loss was $8 million in the fourth quarter of 2014 and $32 million for the year. As a mutual insurance company that is owned by its members, BAM’s results do not affect White Mountains’s adjusted book value per share. However, White Mountains is required to consolidate BAM’s results in its GAAP financial statements and its results are attributed to non-controlling interests.

Seán McCarthy, Chief Executive Officer of BAM, said, “The fourth quarter was BAM's most productive to date, capping a year of strong growth for the company and increasing investor demand for municipal bond insurance.  Although the overall volume of new-issue municipal bonds was essentially unchanged from 2013, the volume of insured municipal bonds increased more than 60% and BAM's share of the market rose as well, to 40% of the insured par and more than half of all insured transactions. Rising volume in the overall market in the fourth quarter helped stabilize pricing, which improved slightly despite the continuing challenges posed by the low interest-rate environment.”

McCarthy continued, “The use of bond insurance was particularly strong in BAM's core market of small- and mid-sized issuers with ratings in the single-A and triple-B ratings categories, who benefit most from the additional disclosure and transparency offered by BAM's ODB credit-summary reports. More than 60% of bonds sold in that target market carried insurance, and BAM's market share among these was 54%.”

Other Operations

White Mountains’s Other Operations segment reported pre-tax losses of $13 million and $53 million in the fourth quarter and year ended December 31, 2014, compared to pre-tax income of $6 million and $15 million in the fourth quarter and year ended December 31, 2013.

White Mountains’s Other Operations segment reported net realized and unrealized investment losses of $6 million in the fourth quarter and investment gains of $26 million for the year ended December 31, 2014 compared to net realized and unrealized investment gains of $36 million and $97 million in the fourth quarter and year ended December 31, 2013. Net investment income was relatively flat at $5 million and $15 million in fourth quarter and year ended December 31, 2014, compared to $4 million and $15 million in the comparable periods last year. The fourth quarter of 2014 also reflects lower incentive compensation accruals compared to the fourth quarter of last year. WM Life Re reported losses of $4 million and $9 million in the fourth quarter and year ended December 31, 2014 compared to $1 million and $17 million in the fourth quarter and year ended December 31, 2013.

In October 2014, White Mountains purchased 63% of Tranzact, a leading provider of end-to-end, performance-driven customer acquisition solutions to the insurance sector, for a purchase price of $178 million, representing an enterprise value of $281 million. Immediately following the closing, Tranzact completed a recapitalization and returned $44 million in capital to White Mountains.

Investment in Symetra Common Shares

During the fourth quarter and for the year, White Mountains recorded $12 million and $44 million in equity in earnings from its investment in Symetra’s common shares, which increased the value used in the calculation of White Mountains’s adjusted book value per share to $18.65 per Symetra common share at December 31, 2014. This compares to Symetra’s quoted stock price of $23.05 and Symetra’s book value per common share (excluding unrealized gains (losses) from its fixed maturity portfolio) of $20.47. During the fourth quarter of 2014, Symetra paid a special dividend of $1.30 per share in addition to its normal quarterly dividend of $.10 per share.

Investment Activities

The GAAP total return on invested assets was 0.3% and 1.9% for the fourth quarter and year ended December 31, 2014, which included 0.7% and 1.9% of currency losses. This compared to a return of 1.6% and 4.1% for the fourth quarter and year ended December 31, 2013. Currency translation did not meaningfully impact investment returns in either period last year.  After tax realized and unrealized investment gains were $61 million and $214 million for the fourth quarter and year ended December 31, 2014 compared to $76 million and $140 million for the fourth quarter and year ended December 31, 2013.

Reid Campbell, who recently assumed the additional responsibilities of President of White Mountains Advisors, said, “The total portfolio was up 0.3% for the quarter and 1.9% for the year, as returns were heavily impacted by currency losses resulting from a strengthening U.S. dollar in the latter half of the year.  Reflecting the currency losses, this result was mediocre on an absolute basis and weak on a relative basis.  In local currencies, the fixed income portfolio was up 0.6% for the quarter and 2.7% for the year. This was a decent absolute result for the year but behind the Barclays Intermediate Aggregate Index as interest rates fell.  Fixed income duration remains short at 2.0 years and credit quality remains strong.  In local currencies, the risk asset portfolio (equities, convertibles and alternatives) was up 2.7% for the quarter and 8.0% for the year.  This was a strong absolute result for the year but mixed against benchmarks, underperforming the S&P 500 but mostly keeping pace with the Dow and outperforming the Russell 2000. Our significant allocation to risk assets again helped overall returns.  Motivated by valuation, we continued to trim our risk asset exposure in the fourth quarter, with risk assets representing 18% of the portfolio at year end.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company’s website located at www.whitemountains.com. White Mountains expects to file its Form 10-K with the Securities and Exchange Commission on or before March 2, 2015 and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures. White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’s financial performance.

Adjusted book value per share is a non-GAAP financial measure which is derived by expanding the calculation of GAAP book value per share to exclude equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from book value. In addition, the number of common shares outstanding used in the calculation of adjusted book value per White Mountains's common share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to GAAP book value per share is included on page 8.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that excludes the change in equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from comprehensive income (loss) attributable to White Mountains’s common shareholders. The reconciliation of adjusted comprehensive income (loss) to GAAP comprehensive income (loss) attributable to White Mountains’s common shareholders is included on page 9.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which White Mountains expects or anticipates will or may occur in the future are forward-looking statements. The words “will”, “believe”, “intend”, “expect”, “anticipate”, “project”, “estimate”, “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains’s:

•	change in adjusted book value per share or return on equity;

•	business strategy;

•	financial and operating targets or plans;

•	incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•	expansion and growth of its business and operations; and

•	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to its expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•	the risks associated with Item 1A of White Mountains’s 2013 Annual Report on Form 10-K;

•	claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•	the continued availability of capital and financing;

•	general economic, market or business conditions;

•	business opportunities (or lack thereof) that may be presented to it and pursued;

•	competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•	an economic downturn or other economic conditions adversely affecting its financial position;

•	recorded loss reserves subsequently proving to have been inadequate;

•	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch; and

•	other factors, most of which are beyond White Mountains’s control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)
(Unaudited)

	December 31, 2014	September 30, 2014	December 31, 2013
Assets
Fixed maturity investments	$4,784.3	$4,785.5	$5,030.5
Short-term investments	871.7	834.9	635.9
Common equity securities	801.6	986.1	1,156.8
Convertible fixed maturity and preferred investments	20.5	48.9	80.5
Other long-term investments	408.2	320.9	288.9
Total investments	6,886.3	6,976.3	7,192.6

Cash	373.2	543.5	382.8
Reinsurance recoverable on paid and unpaid losses	507.5	457.9	453.5
Insurance and reinsurance premiums receivable	547.7	677.8	518.9
Funds held by ceding entities	129.0	123.9	106.3
Investments in unconsolidated affiliates	414.4	413.5	321.4
Deferred acquisition costs	177.1	204.4	174.7
Deferred tax asset	456.1	439.1	512.1
Ceded unearned insurance and reinsurance premiums	94.0	114.3	92.4
Accounts receivable on unsettled investment sales	56.5	39.0	12.1
Goodwill and intangible assets	366.4	81.8	20.7
Other assets	390.6	430.7	476.7
Assets held for sale	58.1	1,699.2	1,880.1
Total assets	$10,456.9	$12,201.4	$12,144.3

Liabilities
Loss and loss adjustment expense reserves	$3,159.8	$3,022.9	$3,079.3
Unearned insurance and reinsurance premiums	955.3	1,089.5	901.4
Debt	746.6	678.1	676.4
Deferred tax liability	282.8	303.0	356.2
Ceded reinsurance payable	105.7	134.0	71.9
Funds held under insurance and reinsurance contracts	138.9	132.2	127.1
Accounts payable on unsettled investment purchases	2.6	76.0	20.5
Other liabilities	525.6	562.5	634.0
Liabilities held for sale	—	1,699.2	1,880.1
Total liabilities	5,917.3	7,697.4	7,746.9

Equity
White Mountains’s common shareholders’ equity
White Mountains’s common shares and paid-in surplus	1,034.7	1,036.9	1,051.1
Retained earnings	3,011.4	2,961.5	2,802.3
Accumulated other comprehensive income (loss), after tax:
Equity in net unrealized gains (losses) from investments in Symetra common shares	34.9	19.1	(40.4)
Net unrealized foreign currency translation (losses) gains	(79.8)	(11.9)	88.4
Pension liability and other	(4.6)	4.5	4.1
Total White Mountains’s common shareholders’ equity	3,996.6	4,010.1	3,905.5

Non-controlling interests
Non-controlling interest - OneBeacon Ltd.	258.7	275.6	273.7
Non-controlling interest - SIG Preference Shares	250.0	250.0	250.0
Non-controlling interest - HG Global	17.9	18.0	16.6
Non-controlling interest - BAM	(121.9)	(114.3)	(97.6)
Non-controlling interest - other	138.3	64.6	49.2
Total non-controlling interests	543.0	493.9	491.9
Total equity	4,539.6	4,504.0	4,397.4
Total liabilities and equity	$10,456.9	$12,201.4	$12,144.3

WHITE MOUNTAINS INSURANCE GROUP, LTD.
BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE
(Unaudited)

	December 31, 2014	September 30, 2014	December 31, 2013	September 30, 2013
Book value per share numerators (in millions):

White Mountains’s common shareholders’ equity - book value per share numerator (1)	$3,996.6	$4,010.1	$3,905.5	$3,790.0
Equity in net unrealized losses (gains) from Symetra’s fixed maturity portfolio, net of applicable taxes	(34.9)	(19.1)	40.4	23.5
Adjusted book value per share numerator (1)	$3,961.7	$3,991.0	$3,945.9	$3,813.5

Book value per share denominators (in thousands of shares):

Common shares outstanding - book value per share denominator (1)	5,986.2	6,028.3	6,176.7	6,176.7
Unearned restricted common shares	(25.7)	(31.7)	(33.0)	(41.2)
Adjusted book value per share denominator (1)	5,960.5	5,996.6	6,143.7	6,135.5

Book value per share	$667.63	$665.22	$632.30	$613.60
Adjusted book value per share	$664.66	$665.55	$642.27	$621.56

(1) Excludes out-of-the-money stock options.

	December 31, 2014	September 30, 2014	December 31, 2013	September 30, 2013
	YTD	YTD	YTD	YTD

Growth in adjusted book value per share, including dividends	3.6%	3.8%	9.5%	5.9%

Dividends per share	$1.00	$1.00	$1.00	$1.00

Summary of goodwill and intangible assets (in millions):	December 31, 2014	September 30, 2014	December 31, 2013	September 30, 2013

Goodwill:
Tranzact	$145.1	$—	$—	$—
QuoteLab	18.3	18.3	—	—
Wobi	5.5	5.5	—	—
Total goodwill	168.9	23.8	—	—

Intangible assets:
Tranzact	142.8	—	—	—
QuoteLab	32.5	34.9	—	—
Other	22.2	23.1	20.7	21.0
Total intangible assets	197.5	58.0	20.7	21.0

Total goodwill and intangible assets	366.4	81.8	20.7	21.0

Goodwill and intangible assets attributed to non-controlling interest	(141.8)	(25.6)	(1.3)	(1.4)

Goodwill and intangible assets included in adjusted book value	$224.6	$56.2	$19.4	$19.6

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Earned insurance and reinsurance premiums	$523.3	$494.0	$2,058.9	$1,987.3
Net investment income	26.9	26.4	105.0	110.9
Net realized and unrealized investment gains	85.4	95.6	283.9	161.7
Other revenue	54.1	10.6	62.4	57.5

Total revenues	689.7	626.6	2,510.2	2,317.4
Expenses:
Loss and loss adjustment expenses	368.2	243.3	1,169.3	1,040.5
Insurance and reinsurance acquisition expenses	100.5	95.9	399.8	376.9
Other underwriting expenses	65.0	87.3	309.3	331.3
General and administrative expenses	98.1	55.6	287.5	179.6
Accretion of fair value adjustment to loss and lae reserves	.2	.2	.7	1.7
Interest expense	11.5	10.1	41.9	42.5

Total expenses	643.5	492.4	2,208.5	1,972.5

Pre-tax income from continuing operations	46.2	134.2	301.7	344.9

Income tax benefit (expense)	8.7	(27.4)	(53.3)	(76.6)

Net income from continuing operations	54.9	106.8	248.4	268.3

Net (loss) income from discontinued operations, net of tax	(12.2)	(.3)	(3.4)	4.5

Income before equity in earnings of unconsolidated affiliates	42.7	106.5	245.0	272.8

Equity in earnings of unconsolidated affiliates, net of tax	12.3	11.7	45.6	36.6

Net income	55.0	118.2	290.6	309.4
Net loss (income) attributable to non-controlling interests	15.0	(.3)	22.1	12.4

Net income attributable to White Mountains’s common shareholders	70.0	117.9	312.7	321.8

Comprehensive income (loss), net of tax:
Change in equity in net unrealized (losses) gains from investments in Symetra common shares, net of tax	15.8	(16.9)	75.3	(98.1)
Change in foreign currency translation, pension liability and other	(80.2)	15.1	(180.2)	23.5

Comprehensive income	5.6	116.1	207.8	247.2
Comprehensive loss (income) attributable to non-controlling interests	3.2	(5.1)	3.3	(5.2)
Comprehensive income attributable to White Mountains’s common shareholders	8.8	111.0	211.1	242.0

Change in equity in net unrealized (gains) losses from Symetra’s fixed maturity portfolio, net of applicable taxes	(15.8)	16.9	(75.3)	98.1

Adjusted comprehensive (loss) income	$(7.0)	$127.9	$135.8	$340.1

Income (loss) per share attributable to White Mountains’s common shareholders
Basic income (loss) per share
Continuing operations	$13.71	$19.14	$51.77	$51.15
Discontinued operations	(2.03)	(.05)	(.56)	.74
Total consolidated operations	$11.68	$19.09	$51.21	$51.89

Diluted income (loss) per share
Continuing operations	$13.71	$19.14	$51.77	$51.15
Discontinued operations	(2.03)	(.05)	(.56)	.74
Total consolidated operations	$11.68	$19.09	$51.21	$51.89

WHITE MOUNTAINS INSURANCE GROUP, LTD.
QTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(millions)
(Unaudited)

For the Three Months Ended December 31, 2014			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$304.3	$217.4	$.5	$.1	$1.0	$523.3
Net investment income	9.6	10.8	.4	1.5	4.6	26.9
Net investment income (loss) - surplus note interest	—	—	3.9	(3.9)	—	—
Net realized and unrealized investment gains (losses)	15.6	73.6	.6	1.2	(5.6)	85.4
Other revenue - foreign currency translation losses	—	(13.6)	—	—	—	(13.6)
Other revenue (losses)	2.5	(1.5)	—	.1	66.6	67.7

Total revenues	332.0	286.7	5.4	(1.0)	66.6	689.7
Expenses:
Loss and loss adjustment expenses	294.4	71.5	—	—	2.3	368.2
Insurance and reinsurance acquisition expenses	52.4	47.3	.1	.4	.3	100.5
Other underwriting expenses	26.9	38.0	—	.1	—	65.0
General and administrative expenses	4.5	8.7	.4	9.3	75.2	98.1
Accretion of fair value adjustment to loss and lae reserves	—	.2	—	—	—	.2
Interest expense	3.3	6.5	—	—	1.7	11.5

Total expenses	381.5	172.2	.5	9.8	79.5	643.5

Pre-tax income (loss)	$(49.5)	$114.5	$4.9	$(10.8)	$(12.9)	$46.2

For the Three Months Ended December 31, 2013			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$274.2	$219.5	$.2	$.1	$—	$494.0
Net investment income	10.2	10.8	.3	1.4	3.7	26.4
Net investment income (loss) - surplus note interest	—	—	10.0	(10.0)	—	—
Net realized and unrealized investment gains (losses)	29.5	31.6	(.3)	(1.2)	36.0	95.6
Other revenue - foreign currency translation losses	—	(4.4)	—	—	—	(4.4)
Other revenue	1.1	9.9	—	.1	3.9	15.0

Total revenues	315.0	267.4	10.2	(9.6)	43.6	626.6
Expenses:
Loss and loss adjustment expenses	148.4	94.9	—	—	—	243.3
Insurance and reinsurance acquisition expenses	48.0	47.5	—	.4	—	95.9
Other underwriting expenses	54.1	33.1	—	.1	—	87.3
General and administrative expenses	1.0	9.0	.3	8.3	37.0	55.6
Accretion of fair value adjustment to loss and lae reserves	—	.2	—	—	—	.2
Interest expense	3.2	6.6	—	—	.3	10.1

Total expenses	254.7	191.3	.3	8.8	37.3	492.4

Pre-tax income (loss)	$60.3	$76.1	$9.9	$(18.4)	$6.3	$134.2

WHITE MOUNTAINS INSURANCE GROUP, LTD.
YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(millions)
(Unaudited)

For the Twelve Months Ended December 31, 2014			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,177.1	$873.9	$1.4	$.4	$6.1	$2,058.9
Net investment income	41.7	41.1	1.4	5.7	15.1	105.0
Net investment income (loss) - surplus note interest	—	—	15.7	(15.7)	—	—
Net realized and unrealized investment gains	40.4	209.2	1.7	6.6	26.0	283.9
Other revenue - foreign currency translation losses	—	(56.5)	—	—	—	(56.5)
Other revenue (losses)	5.8	(5.9)	—	.6	118.4	118.9

Total revenues	1,265.0	1,061.8	20.2	(2.4)	165.6	2,510.2
Expenses:
Loss and loss adjustment expenses	815.1	345.3	—	—	8.9	1,169.3
Insurance and reinsurance acquisition expenses	203.3	193.6	.3	1.8	.8	399.8
Other underwriting expenses	179.2	129.7	—	.4	—	309.3
General and administrative expenses	13.8	29.8	1.6	35.9	206.4	287.5
Accretion of fair value adjustment to loss and lae reserves	—	.7	—	—	—	.7
Interest expense	13.0	26.3	—	—	2.6	41.9

Total expenses	1,224.4	725.4	1.9	38.1	218.7	2,208.5

Pre-tax income (loss)	$40.6	$336.4	$18.3	$(40.5)	$(53.1)	$301.7

For the Twelve Months Ended December 31, 2013			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,120.4	$866.4	$.4	$.1	$—	$1,987.3
Net investment income	41.1	48.8	1.0	4.7	15.3	110.9
Net investment income (loss) - surplus note interest	—	—	40.2	(40.2)	—	—
Net realized and unrealized investment gains (losses)	49.4	26.7	(2.0)	(9.3)	96.9	161.7
Other revenue - foreign currency translation losses	—	(1.0)	—	—	—	(1.0)
Other revenue - Symetra warrants	—	—	—	—	10.8	10.8
Other revenue (losses)	31.2	17.8	—	.4	(1.7)	47.7

Total revenues	1,242.1	958.7	39.6	(44.3)	121.3	2,317.4
Expenses:
Loss and loss adjustment expenses	622.1	418.4	—	—	—	1,040.5
Insurance and reinsurance acquisition expenses	208.9	166.5	.1	1.4	—	376.9
Other underwriting expenses	204.8	126.1	—	.4	—	331.3
General and administrative expenses	12.0	30.5	1.4	32.5	103.2	179.6
Accretion of fair value adjustment to loss and lae reserves	—	1.7	—	—	—	1.7
Interest expense	13.0	26.3	—	—	3.2	42.5

Total expenses	1,060.8	769.5	1.5	34.3	106.4	1,972.5

Pre-tax income (loss)	$181.3	$189.2	$38.1	$(78.6)	$14.9	$344.9

WHITE MOUNTAINS INSURANCE GROUP, LTD.
SELECTED FINANCIAL DATA
(Dollars in millions)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
OneBeacon	2014	2013	2014	2013
GAAP Ratios
Loss and LAE	97%	54%	69%	56%
Expense	26%	37%	33%	36%
Combined	123%	91%	102%	92%

Net written premiums	$264.3	$262.5	$1,216.9	$1,088.6
Earned premiums	$304.3	$274.2	$1,177.1	$1,120.4

	Three Months Ended December 31,		Twelve Months Ended December 31,
Sirius Group	2014	2013	2014	2013
GAAP Ratios
Loss and LAE	33%	43%	39%	48%
Expense	39%	37%	37%	34%
Combined	72%	80%	76%	82%

Gross written premiums	$184.7	$173.4	$1,136.6	$1,120.4
Net written premiums	$144.1	$141.0	$882.5	$876.6
Earned premiums	$217.4	$219.5	$873.9	$866.4

	Three Months Ended December 31,		Twelve Months Ended December 31,
BAM	2014	2013	2014	2013
Gross par value of primary market policies priced	$2,431.3	$1,236.4	$7,641.1	$4,451.5
Gross par value of secondary market policies priced	89.8	177.0	470.9	351.0
Total gross par value of market policies priced	$2,521.1	$1,413.4	$8,112.0	$4,802.5
Gross par value of primary and secondary market policies issued	$2,476.7	$1,589.7	$7,830.0	$4,705.8
Gross written premiums	$4.8	$5.4	$16.2	$13.6
Member surplus contributions collected	$4.6	$5.6	$16.2	$17.1

	As of December 31, 2014	As of December 31, 2013
Policyholders’ surplus	$448.7	$469.0
Contingency reserve	4.7	1.1
Qualified statutory capital	453.4	470.1
Net unearned premiums	6.4	3.0
Present value of future installment premiums	1.4	—
Collateral trusts	120.0	105.4
Claims paying resources	$581.2	$578.5

	Three Months Ended December 31,		Twelve Months Ended December 31,
HG Global	2014	2013	2014	2013
Net written premiums	$3.6	$4.2	$12.3	$10.6
Earned premiums	$.5	$.2	$1.4	.4

	As of December 31, 2014	As of December 31, 2013
Unearned premiums	$21.2	$10.3
Deferred acquisition costs	$4.6	$2.4